EXHIBIT 10.1

InFocus Corporation

And

Hon Hai Precision Industry Company Limited

Manufacturing and Supply Agreement

This Agreement, having an “Effective Date” of September 1, 2005 is made and entered into by and between:

InFocus Corporation, a corporation organized under the laws of Oregon, U.S.A., having its principal office at 27700B SW Parkway Avenue, Wilsonville, Oregon 97070, USA (herein “InFocus”); and Hon Hai Precision Industry Co. Ltd., a corporation organized under the laws of Taiwan, with registered trade name Foxconn, having its principal office at 2 Tzu Yu St. Tu-Cheng City, Taipei, Taiwan (herein “Supplier”).

Whereas, Supplier manufactures certain product for InFocus, this Agreement sets forth the terms and conditions under which InFocus will purchase from Supplier and Supplier will manufacture and sell to InFocus Products, Service Parts and perform related services.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their duly authorized representatives on the dates set forth below, effective as of the day and year first above written.

ACCEPTED AND AGREED:	ACCEPTED AND AGREED:

Hon Hai Precision Industry Co, Ltd	InFocus Corporation

By	By
(Signature)	(Signature)

Name	Name
(Type or Print)	(Type or Print)

Title	Title

Date	Date

Section 1 : Definitions

“Authorized Purchaser” means InFocus, its affiliates or “an entity authorized by InFocus” in writing to procure Product and Services under this Agreement. Authorized Purchasers are listed in Exhibit B – Authorized Purchasers

“Bill of Materials” or “BOM” means the bill of materials approved by InFocus, which includes all Materials required to produce particular goods - product , commodity or service unit.

“InFocus Logistics Center” – refer to Exhibit A.

“PO Lead Time” means the amount of time identified in this document between the placement of a purchase order and the time the Product leaves the factory.

“Transit Lead time” means the amount of time identified in this document between the Product leaving the Supplier factory and arriving at the destination.

“Materials” means materials, components and subassemblies for specified Product, as identified in the BOM, which Supplier or sub tier suppliers provide.

“MPS” means the master production schedule, issued by InFocus for the Product.

“Product” means any and all goods, devices, or products requested by InFocus for manufacture by Supplier under the terms of this Agreement.

“Quality Requirements” means the quality requirements for the Product specified in this Agreement or as InFocus otherwise specifies in writing.

“Ship Date” means the date specified by InFocus on which Supplier shall ship Product.

“Specifications” means the design requirements for the Product agreed to in writing by Supplier and InFocus.

“Test Equipment” means test fixtures and equipment required to produce Product and verify that Product meet Specifications and Quality Requirements.

“Tooling” means the development and manufacturing tooling and inspection equipment required to produce Product.

Section 2 : Pre – Production

2.0 Disclosure Supplier shall declare the complete details under which it trades in all regions in the world, including the names of the companies and the trading addresses.

2.1 Confidentiality. Both parties agree to maintain all Confidential Information and intellectual property provided by either party in confidence and not to disclose such information to any other person or use such information for any purpose other than in connection with this Agreement, without either party’s prior written consent. The parties recognize that Supplier and its personnel will, in performing this Agreement, necessarily become conversant with certain trade secrets and other confidential or proprietary information regarding InFocus and/or the Products (all of such information, trade secrets and other proprietary information, except for any portion thereof that becomes generally available to the public other than by reason of disclosure in violation of this Agreement, is referred to in this Section 2.1 as “Confidential Information”). Supplier acknowledges and agrees that all Confidential Information is and shall continue to be the exclusive and permanent property of InFocus, whether or not prepared in whole or in part by Supplier and whether or not disclosed or entrusted to Supplier in connection with the performance of its duties hereunder.

Each party shall deal with Confidential Information so as to protect it from disclosure with a degree of care not less than that used by it in dealing with its own information intended to remain exclusively within its knowledge and shall take reasonable steps to minimize the risk of disclosure of Confidential Information which shall include, without limitation, ensuring that only those persons who have a bona fide need to know such Confidential Information for purposes permitted or contemplated by this Agreement shall have access thereto.

Within thirty (30) days after the termination of this Agreement, each party shall (and shall cause its Affiliates’ Representatives and its Affiliates to) return to the other party or destroy all related documents and tangible items then in its possession which it has received from the other party or any affiliate or representative thereof pertaining, referring or relating to the other party’s Confidential Information.

2.2 Quality Verification Audit

Supplier agrees that InFocus can audit the Supplier location and manufacturing process with ten (10) business days notice on a twice yearly basis. InFocus will provide results of audit to Supplier within ten (10) business days of the Audit. InFocus requires that one member of the Supplier quality team participates in the audit procedures.

2.3 Supplier Point of Communication, and Escalation.

InFocus will designate a Supplier manager as a contact point for all communications related to both Product and the Supplier. Supplier must also provide a senior Supplier representative as a contact point for InFocus.

2.4 Documentation and Change Process.

InFocus requires a complete set of up to date documentation on its system in support of the manufacture and design of its products, this includes manufacturing processes, bills of materials, suppliers, technical specifications etc. InFocus and Supplier shall use a pre-agreed process to communicate changes it seeks in its processes. InFocus must have final approval on all changes suggested by Supplier. Supplier must implement all changes requested by InFocus within 5 days from receipt of the request for change or acknowledge receipt of the request in writing, and highlight concerns.

2.5 Response Times. Relative to product, production and quality issues, Supplier shall promptly provide InFocus with any requested information and respond to any notice or request that InFocus may classify as an “emergency” within two (2) hours, “urgent” within six (6) hours, and “request for information” within twenty-four (24) hours. Purchase orders must be acknowledged in writing within 24 hours.

2.6 Specifications. Supplier shall ensure that InFocus is in receipt of the latest copies of the Product and component technical specifications.

2.7 Certifications. InFocus will provide Supplier with a list of required Product and or component certifications by ship to destinations. InFocus and Supplier will agree who is responsible for obtaining each certification and in what timeline. This agreement will be documented on a product-by-product basis.

2.8 Quarterly Business Reviews. Supplier will be provided with a copy of the InFocus quarterly business review (QBR) format as detailed in Exhibit E – QBR Reporting. Supplier will prepare data for review and return to InFocus the first week of each new quarter (InFocus calendar, provided). InFocus will review and highlight areas of disagreement or concern prior to QBR. InFocus will schedule a review each quarter. Reviews will alternately be scheduled in Supplier or InFocus location.

2.9 ISO Certification. Supplier shall ensure that all its sites and manufacturing facilities used to perform services under this agreement are ISO 9000/ISO 14001 certified and provide certificates of authenticity to InFocus. If a location designated to provide products under this Agreement is not ISO certified, Supplier must take steps to obtain certification and provide documentary evidence of actions to InFocus. Supplier shall communicate a corrective action plan and implementation dates to InFocus with seven (7) days from notification that a site or facility has failed an ISO audit or an InFocus audit.

2.10 Product Cost Management. *  From time to time InFocus will provide cost reduction opportunities to Supplier. Supplier must work with InFocus to implement this cost reduction opportunities.

2.11 Component Packaging. Supplier shall develop the packaging specifications for all Products and components manufactured by the Supplier. These solutions must be the most cost-effective packaging and transportation solutions, must be designed in compliance with all laws and within the safety and engineering specifications provided by InFocus. Prior to tool development, specifications must be approved in writing by InFocus.

2.12 Suppliers and Component sourcing. Supplier must provide complete BOM details to InFocus. This must cover component part numbers, authorized manufacturers and specifications. All amendments to this list through out the term of this Agreement must be communicated to InFocus. BOM details must be refreshed at least once a month during Product development.

2.13 Design Services. During the design phase of the project, Supplier will provide InFocus with the following information on a regular basis. Supplier will also appoint a project manager to cover both product development and new products introduction (operations). Both will work with InFocus to ensure an on time ramp.

Report name

Regularity

Ramp schedule (volume and timelines and issues)	Weekly
Engineering status	Weekly
NRE charges (budget vs actual)	Monthly
Product cost (Bom Cost)	Monthly

InFocus regards the commitment to ramp date as key. Any deviations from the ramp date must be fully explained and all avenues exhausted to resolve issues as they arise.

2.13.1 If the Design services provided by Supplier include development of new product lines which are not merely insubstantial modification of the current Product, the parties agree to enter into a Design Services Agreement. Any product development under this Agreement, including enhancements and improvements to the InFocus Products shall be deemed Product Design and such Product Design and all rights to such Product Design shall be owned by InFocus.

2.14 Lead Times. All current material lead times and manufacturing lead times must be published to InFocus in accordance with the format laid out in Exhibit J. All updates to lead time information must be communicated and accepted by InFocus.

2.15 NRE Charges. *

2.16 Ownership of Tooling. * In the event that InFocus wishes to move tooling from one location to another, Supplier will actively engage in the transfer. Supplier will obtain InFocus approval prior to moving any tooling and shall periodically update all tooling locations.

2.17 Subtier Supplier Lead Times. Supplier will provide InFocus with an updated list of subtier supplier leadtimes on a monthly basis. Changes to terms within the sub-tier base must be communicated to InFocus.

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

2.18 Design and Intellectual Property Ownership. InFocus and Supplier agree that the rights to the Intellectual Property developed and owned by InFocus prior to the effective date of this Agreement shall remain the Intellectual Property rights of InFocus and that the Intellectual Property rights to all improvements or enhancements to the Product Design made by or for Supplier at any time under this Agreement shall be deemed “works for hire” performed solely for the benefit of InFocus, and Supplier hereby assigns, transfers and releases to InFocus all of Supplier’s right, title and interest in such improvements or enhancements and * . If and to the extent that applicable law does not permit or would limit the foregoing assignment, transfer and release, Supplier hereby waives irrevocably and without further payment the assertion of any residual Intellectual Property claims it may have against InFocus or any of its officers, directors, employees, agents, affiliates or authorized assignees or licensees. Any and all intellectual property rights in and to the Product Design shall belong to InFocus regardless if new or jointly created unless it relates specifically to Supplier’s manufacturing process.

2.19 Intellectual Property shall mean any invention, discovery, concept, expression or work, whether or not patented or patentable, including, without limitation, discoveries, compositions, know-how, procedures, technical information, processes, methods, devices, formulas, protocols, techniques, designs and drawings, any physical embodiment thereof, and any patent (and applications therefore), copyrights (and applications therefore), trademarks, industrial designs and utility models, trade secret or other intellectual property right related thereto, including each party’s Confidential Information and trade secrets.

2.20 Initial Inventory Purchase. InFocus will direct Supplier to purchase certain work-in-progress and materials specified by InFocus on or before the date of Supplier’s production start. This purchase includes without limitation, excess finished raw materials at past suppliers’ locations and long lead-time materials. Supplier will also assume from past suppliers certain open purchase orders for materials matching the BOM as specified by InFocus.

Section 3: Production

3.0 Product Lead Time. From a standing start, Product lead time will be 8 weeks

3.1 Forecasts, Planning and Flexibility. InFocus will provide a 12 month rolling MPS plan to Supplier on Monday each week. The first three months of the forecast will be broken down by week. The last nine months will be in monthly buckets. The forecast is a shipment plan from the factory and therefore must be offset by manufacturing/material lead time in order to ensure materials and production take place in time to meet the shipment deadlines. All lead times used must be those published to InFocus.

A confirmation of receipt must be provided immediately against each MPS provided on a Tuesday. Within 3 days from receipt of each MPS a response plan must be provided to InFocus, no later than 5:00 p.m. Thursday.

Supplier will place purchase orders for components to lead-time to cover the MPS needs. Where component shortages are revealed, the Supplier will drive materials to the MPS.

3.2 Contract Purchase Order. *

Adjustments Period

Allowable Increase/Decrease

Weeks 1 & 2	*
Weeks 3 & 4	*
Weeks 5 through 8	*
8 weeks +	*

*

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

*

*

3.2A Call-off Purchase Order. InFocus may use a call-off purchase order for each individual shipment shipped from the point of manufacture to specific destination. These purchase orders will be X-referenced to the contract purchase orders detailed above.

3.3 Cancellations and Liability. *

3.4 On-Time Shipments. Supplier will make Products available to InFocus’ freight forwarder by shipment date specified by InFocus. If Supplier is unable to meet the specified ship date, Supplier will promptly notify InFocus and propose a revised ship date. If shipment is delayed more than 1 day, InFocus may require Supplier to pay any incremental freight charges required to ship the delayed Products using priority airfreight delivery.

3.5 Integration with Freight Forwarder. Supplier will work with an appointed InFocus freight forwarder. All arrangements for pick up and freight space must be made between freight forwarder and Supplier. Supplier will work only with freight forwarders approved or appointed by InFocus. All freight quotes must be approved by InFocus. In the case of any disputes arising between a freight forwarder and Supplier during the course of performing InFocus business, InFocus should be notified.

InFocus may or may not decide to settle the freight bill directly with the forwarder and will communicate the requirements at the time of PO placement.

3.6 Terms of Sale.

*

3.7 Terms of Payment. The standard term of payment will be * days from receipt of Product by InFocus at the ILC. InFocus reserves the right to withhold payment, if invoice is not presented in pre-agreed format. InFocus shall not withhold payment in whole or in part for items which are not in dispute.

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

3.8 Quality Standards. InFocus shall provide field failure information to Supplier. In addition, proposed test processes for the InFocus Products must be supplied to InFocus for review. InFocus and Supplier must agree upon the following:

a)              if the tests coverage is acceptable, if not, what incremental tests must be put in place.

b)             Acceptable threshold of results for each test within a manufacturing period.

c)              Format of notification, if results dip below this threshold

d)             Coordination of decision on corrective action, implementation timeline, and time to bring results back to threshold

e)              Hold shipment/ release process.

Test processes defined and agreed must include customer audit, in-process, burn-in tests, and rolling reliability tests. InFocus will provide a Quality Acceptance Plan.

Agreements for all of the above should be detailed in the Exhibits section of the document.

3.9 Product Warranty & Service Support – Agreed to as set forth in Exhibit H

3.10 Reporting Needs. Supplier will provide the following reports on a routine basis.

Reports will be placed on an FTP site (location to be provided by InFocus).

Report name	Frequency	Owner
Weekly MPS	weekly	InFocus
Weekly MPS Response	weekly	InFocus
Production plan v actuals	Daily	Supplier
Shipment plan v actuals	Daily	Supplier
In process Quality Results	Daily	Supplier
RFA receipts/implementations	Weekly (fri)	Supplier
Open (FG) Purchase order report	Monthly	Supplier
Clear to build report	Weekly (Thu)	Supplier
Daily yield reporting	Daily	Supplier
PO Exposure reporting	Monthly(L fri)	Supplier

Failure to provide the information as required by 5pm on the due day, will be regarded as a non compliance, and will be recorded as such in the QBR reporting.

3.11 IT Integration. Supplier will need to participate in the development of some electronic data interfaces for the purposes of transmitting accurate and up to date data to and from the Supplier. The implementation of this solution can be time-phased.

3.12 Domestic Sales

Supplier must have a Business license to sell products to InFocus internally in China.

Section 4: General Terms

4.1.         Term and Termination

The term of this Agreement shall be for a period of three (3) years from the Effective Date, unless sooner terminated or further extended as provided herein. The issuance of any Purchase Order from InFocus or any Related Party after expiration or termination of this Agreement shall not operate as a renewal of this Agreement or as a waiver of such expiration or termination. The parties may extend the term of this Agreement by written agreement at least one hundred and eighty (180) days prior to the expiration date of the initial term or any subsequent renewal term.

Termination without Cause. Either party may terminate Agreement without cause with 6 months written notice.

Termination with Cause. Either party may upon written notice terminate the agreement immediately for a) material breach not cured within 20 days from date of written notification, b) breach of non-disclosure obligations, c) the other party becomes insolvent, fails to pay its debtors or fails to perform obligations that arise from the normal course of business.

This Agreement may be terminated by InFocus if Supplier relocates any of its manufacturing locations without prior official written approval from InFocus.

Effect of Partial or Complete Termination. Upon termination by either party of this Agreement, in whole or in part, as provided under this Section 4.1:

Except as expressly provided in this Agreement and the relevant termination notice from the party who terminates this Agreement, the parties’ respective obligations and rights shall terminate;

Any and all sums owed by one party to the other party shall become immediately due and payable and such termination shall not affect or reduce the obligations of either party to make such payments;

Subject to Supplier’s breach of this Agreement, InFocus may cancel any Purchase Orders previously placed with Supplier for Products that have not been shipped to InFocus as of the effective date of termination;

Subject to InFocus’ breach of this Agreement, Supplier may, at its discretion, cancel any Purchase Orders previously placed with Supplier for Products that have not been shipped to InFocus as of the effective date of termination and ask InFocus for the cancellation charge as specified in Section 3.3;

Supplier shall immediately discontinue all use of the InFocus Trademarks, and any other marks or names so resembling the InFocus Trademarks as to be likely to cause confusion or mistake; and

Either party shall immediately return the other party’s Confidential Information and all other information and materials relating to the Products. However, Supplier may retain and continue its use of the Design Documentation and/or Manufacturing Documentation to manufacture and sell Products to Third Parties if and to the extent that InFocus and Supplier have executed separate Third Party Sales Licensing
Agreement(s) explicitly licensing Supplier to sell Products to Third Parties and only during the term of such Third Party License(s).

Supplier will furnish InFocus with the latest copies of all relevant specifications. Supplier will continue to ship all remaining outstanding amounts on a Purchase Order to agreed quality standards. Supplier will ship — upon instruction from InFocus – all tooling and test equipment owned by InFocus to a pre-defined location. InFocus sole obligation in the event of termination is payment of outstanding Product invoices (unless in dispute) and any reasonable costs associated with packing, shipping and disposition of InFocus tooling, test equipment and materials. Supplier will work with the InFocus nominated replacement supplier on a project basis –to timelines outlined by Supplier and will use reasonable efforts to transfer all component purchase orders to new Supplier.

No Compensation upon Termination. Except as expressly provided in this Agreement, neither party shall be liable to the other party as a result of a termination of this Agreement, in whole or in part, for any compensation, reimbursement, loss, damages or liability suffered by the other party because of such termination, including, without limitation, any loss of prospective profits or anticipated sales, loss of goodwill, expenditures, investments, commitments, or any other disadvantage incurred or suffered by the terminated party.

4.2              *

4.3       Indemnification.

Supplier shall assume any and all liability and responsibility for the loss or damage to property or the injury or death of a person arising out of or resulting from Product manufactured by Supplier, or arising out of or connected with any act, omission or performance of Supplier under this Agreement, including but not limited to any Supplier noncompliance with or violation of law or regulation. Supplier shall defend, indemnify and hold harmless InFocus, its officers, directors, employees, agents, affiliates, successors and assigns, licensees and customers, from any and all actual or threatened claim, demand, suit or action, whether in contract or tort, investigation, liability, damage, loss, cost or expense, including but not limited to reasonable attorney’s fees, expert witnesses fees, and all litigation costs or expenses. Supplier’s indemnification obligations shall survive the termination of this Agreement.

The foregoing indemnity will not apply to any liability, claim, loss, damage, cost or expense to the extent otherwise attributable to: any negligent act or omission on the part of InFocus in its subsequent resale of a Product; any InFocus or third party performed modification to the Product once received from Supplier; any claim caused by InFocus’ or end user’s Product abuse, misuse, neglect, improper installation, operation, testing, maintenance, repair, or alteration; or unusual deterioration or degradation of a Product or parts thereof due to physical environment beyond the requirements of Product specifications.

The indemnity obligations of Supplier contained in the preceding paragraphs is conditioned upon InFocus giving Supplier: i) prompt notice in writing of any such indemnification obligation; ii) full authority to conduct the defense thereof; iii) authority to settle upon prior approval of InFocus, which shall not be unreasonably withheld; and iv) at Supplier’s option and expense, reasonably necessary assistance and cooperation in said defense.

4.4       Customer Data

The following provisions shall apply to any Customer Data (“Data”) to which Supplier may be required or have occasion to access, as well as any reports or other documentation created by Supplier from such Data, regardless of the documentation’s format:

Supplier shall hold any such Data it receives in compliance with all laws regarding the use and access of such Data. Supplier further agrees that the Supplier as well as its employees, agents and contractors of any legal status, including but not limited to individuals, partnerships and corporations (hereafter referred to as “Agents”) will not use Data for any purpose other than the fulfillment of the terms and conditions of this Agreement. Supplier shall not disseminate Data to any third party or transfer such Data in or outside the US without the written approval of InFocus unless expressly provided for in this

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Agreement. If Data relates to individuals from the European Union, or countries with similar privacy legislation, Supplier agrees for itself and its Agents to comply with the relevant Safe Harbor Principles or the relevant country laws or regulations. For the transfer or dissemination by Supplier of European Data to countries deemed by the European Union not to have adequate protection, Supplier agrees to and shall comply with the unaltered provisions of the European Commission’s Model Contract clauses as contained in commission decision 2001/497/EC dated June 15, 2001.

Supplier shall maintain appropriate technical, organizational and security measures (including but not limited to compliance with InFocus Information Technology security protocols and procedures to the extent they are provide to Supplier for review) to protect the confidentiality of the Data and shall, with appropriate notice from InFocus, permit InFocus to conduct audits to determine compliance with these Data provisions. Supplier shall, when directed by InFocus, destroy specified Data and provide written confirmation to InFocus of such destruction. Supplier shall, when directed by InFocus, return to InFocus all or any of the Data together with any copies that may have been made. If Supplier determines that the destruction or return of Data is not feasible, Supplier shall provide InFocus with notifications of the conditions that make return or destruction of such Data infeasible. The parties agree that any further use of the Data that is not destroyed or returned by Supplier or its Agents shall be limited to that purpose which renders the return or destruction of such Data infeasible for so long as such Data is maintained by Supplier or its Agents. Once the purpose rendering the destruction or return of the Data infeasible no longer exists, such Data shall be destroyed or returned to InFocus as initially directed.

Supplier agrees to:  immediately report to InFocus any use or disclosure of Data that violates the terms of this Agreement; mitigate, to the extent practicable, any harmful effects of such violation that is known to Supplier or its Agents; cooperate with InFocus in providing any notices regarding such disclosures which InFocus deems appropriate.

Supplier shall ensure that:  any Agents who have access to Data pursuant to this Agreement are advised of and shall comply with these terms and conditions; and Supplier’s Agents who are individuals and have access to Data are trained regarding their handling of such Data. Supplier shall be responsible for any failure of its Agents to comply with these terms and conditions regarding Data.

4.5       Liability

MUTUAL LIMITATION OF LIABILITY. EXCEPT AS EXPLICITLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR SUCH OTHER PARTY’S CUSTOMERS OR END USERS, AS THE CASE MAY BE, FOR ANY PUNITIVE OR EXEMPLARY DAMAGES OR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR SPECIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF USE, PROFITS, REVENUE OR BUSINESS) ARISING FROM, OR IN ANY WAY RELATED TO THIS AGREEMENT OR ITS TERMINATION OR THE MANUFACTURE, SALE, SERVICE, USE OF (OR THE INABILITY TO MANUFACTURE, SELL, SERVICE OR USE) ANY PRODUCTS OR THIRD PARTY PRODUCTS, NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY HEREIN. THIS SECTION SHALL APPLY REGARDLESS OF WHETHER SUCH DAMAGES ARE SOUGHT BASED ON BREACH OF CONTRACT, BREACH OR WARRANTY, NEGLIGENCE, STRICT LIABILITY IN TORT, OR ANY OTHER LEGAL OR EQUITABLE THEORY.

4.6       Intellectual Property

4.6.1 Trademarks

Intellectual Property. Supplier acknowledges that no right, interest, ownership or privilege of use of InFocus’ trade name or trademarks is granted or conveyed to Supplier by reason of entry into this Agreement or performance under this Agreement except as follows: InFocus hereby authorizes and grants Supplier the right to place the InFocus trade name or trademarks on Product, including packaging, to be delivered to InFocus pursuant to this Agreement.

Unless InFocus otherwise gives its express written consent, Supplier will not use or authorize others to use InFocus’ trade name or any of its trademarks, trade dress, copyrighted matter or designs in advertising or promoting any of Supplier’s activities, products or services.

Supplier acknowledges that InFocus’ trade names and trademarks are the property of InFocus. Supplier will not in any way impair the rights of InFocus in and to its trade name and trademarks. Supplier agrees to execute undertaking/s or such other documents as InFocus may deem appropriate in this respect. Except as expressly authorized in writing by InFocus, Supplier agrees to sell the Product bearing InFocus’ trade name and trademarks only to InFocus and not to any other party and not to commercialize the InFocus-named or InFocus-branded Product in any other manner. Supplier agrees that Product not meeting the quality standards for Product prescribed in this Agreement will not be labeled with or used or offered for sale under any trademark, trade name or trade dress of InFocus.

Upon notice to Supplier by InFocus or upon termination of this Agreement, Supplier will promptly deliver to InFocus or destroy all packaging materials, labels and all promotional and other materials in Supplier’s possession relating to the Product. All artwork, plates and other aids used by Supplier uniquely for the Product are to become InFocus’ property and are to be returned to InFocus or disposed of by Supplier in accordance with InFocus’ instructions.

InFocus warrants and represents that InFocus is the sole and exclusive owner of InFocus’ trade name or trademarks as applied to Product including packaging and that the use of InFocus’ trade name or trademarks does not constitute any known infringement of any rights of any third party.

InFocus agrees to defend Supplier against any claim of trade name and trademark infringement by reason of use of InFocus trade name and trademarks on Product including packaging and/or on printed material in connection therewith. InFocus shall indemnify and hold harmless Supplier against any loss, damage and cost reasonably incurred by Supplier in any such claim to the extent attributable to such claim. InFocus’ obligations with respect to such claim are expressly conditioned upon Supplier giving InFocus prompt notice of such claim and granting InFocus in writing exclusive control over its defense or settlement and cooperating with InFocus at InFocus’ expense.

Supplier agrees to defend InFocus against any claim of trade name and trademark infringement by reason of use of Supplier trade name and trademarks on Supplier Software including packaging and/or on printed material in connection therewith. Supplier shall indemnify and hold harmless InFocus against any loss, damage and cost reasonably incurred by InFocus in any such claim to the extent attributable to such claim. Supplier’s obligations with respect to such claim are expressly conditioned upon InFocus giving Supplier prompt notice of such claim and granting Supplier in writing exclusive control over its defense or settlement and cooperating with Supplier at Supplier’s expense.

Product Industrial Design (ID), and any other items designed specifically for use on InFocus branded products to be purchased under this Agreement are considered to have been designed and developed exclusively for use with the InFocus brand. As such, Supplier shall not use or sell the same product ID. All tooling related to the development and manufacture of the ID, are the property of InFocus.

4.6.2 Product Design.

*

Design.  *

4.6.3 Cooperation.

Supplier agrees to cooperate and provide all reasonably necessary assistance to InFocus in securing intellectual property rights, including upon InFocus request applying for patents or otherwise perfecting and

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

protecting InFocus’ interest in the Product Design, including, but not limited to, executing documents and assignments as needed. Supplier further agrees in regards to any Design Services provided under section 2.13 to supply to InFocus at regular reporting intervals any and all specifications, designs, discoveries, inventions, modifications, computer programs ( in binary and source form), technical information, procedures, improvements, developments, drawings, notes, documents, information, manufacturing methods and materials, in any form, that Supplier develops during such Design services.

4.6.4         Escrow Agreement

Escrow. Within ninety (90) Days after the Effective Date, upon InFocus request, the Parties shall enter into an agreement (the “Escrow Agreement”) with a third party escrow agent, at InFocus’ expense. Supplier shall provide to such escrow agent all specifications, designs, discoveries, inventions, modifications, computer programs (in binary and source form), technical information, procedures, improvements, developments, drawings, notes, documents, information, manufacturing methods and materials, in any form, that Supplier then currently uses to manufacture Products purchased hereunder by InFocus. Supplier shall provide updates to Manufacturing Packages as necessary. The Manufacturing Packages shall be provided in such form and media as may be implemented using InFocus’ then existing systems, to the extent Supplier is reasonably able to do so. The Escrow Agreement shall provide that the escrow agent shall deliver to InFocus the Manufacturing Packages immediately upon election to exercise by InFocus. Supplier shall reasonably assist InFocus with the installation and implementation of such Manufacturing Packages. The Parties shall equally share the costs of such implementation. InFocus shall not use any Software source code for any purpose other making bug fixes to the Software that are necessary to enable InFocus to ship product. Supplier shall own all right, title and interest in to such bug fixes.

4.6.5 Intellectual Property Warranty. Supplier warrants that it has secured all necessary Intellectual Property Licenses for parts and components included in the Product. Supplier shall identify all such Intellectual Property Licenses to InFocus in writing within 90 days of execution of this agreement.

4.6.6         Infringement

The term “Infringement Claim” shall mean and represent any claim that any Product or component thereof designed by Supplier or for Supplier by third parties other than InFocus infringe any third party’s intellectual property rights, including any patent, trade secret, copyright or other intellectual property right.

Supplier, at its own expense, shall resolve or defend any Infringement Claim made against InFocus, its Subsidiaries, or their direct or indirect customers, and shall indemnify them and hold them harmless against any loss, damage, or cost reasonably incurred by them as a result of any action or suit based on an Infringement Claim. The indemnity obligation of Supplier contained in the proceeding sentence is conditioned upon InFocus giving Supplier: prompt notice in writing of any such Infringement Claim, full authority to settle or to conduct the defense thereof, and at Supplier’s option and expense, reasonably necessary assistance and cooperation in said defense.

In the event that any Infringement Claim presents, in either party’s reasonable opinion, an unacceptable risk of an adverse judgment or results in such a judgment, Supplier shall, at its option and expense, either: Procure for InFocus and InFocus’ direct and indirect customers the right to continue the use of the Products; or Modify the Products, Service Parts or components thereof so that they become non-infringing while remaining equivalent in form, fit, function and quality. If neither of those alternatives is reasonably available to Supplier, either party may terminate upon thirty (30) days advance written notice this Agreement and any purchase order hereunder without liability for such termination, and Supplier shall accept the return of Products remaining in the possession of InFocus or its Subsidiaries subject to or likely to be subject to the Infringement Claim and Supplier shall refund to InFocus the price paid for such Products reflecting any discounts, it being understood that payment of such refund by Supplier for Products returned by InFocus shall not relieve Supplier of its other indemnification obligations under this Agreement.

In the event of modification or return of Products, Supplier and InFocus shall mutually agree upon the implementation process for making such modification or return. InFocus shall not unreasonably withhold approval of such modification or return.

4.6.7    Limited License to Supply InFocus

To the extent reasonably necessary to enable Supplier to perform its obligations hereunder, InFocus hereby grants to Supplier, and Supplier hereby accepts from InFocus, a limited, non-exclusive, terminable, worldwide, paid-up, non-transferable license in and to any Intellectual Property Rights for such Products solely to manufacture and supply the Products for use by InFocus or its Related Parties or their respective resellers, distributors and other agents (“InFocus License”). This InFocus License may be sublicensed to subcontractors upon the request of Supplier and the prior written approval of InFocus, which approval shall not be unreasonably delayed or withheld, provided, each such subcontractor shall be subject to substantially the same limitations and restrictions as are imposed on Supplier hereunder.

4.6.8   Sales Convey No Licenses

 Nothing in this Agreement shall be construed as granting by implication, estoppel or otherwise, any license or rights under any trademarks, service marks, trade names, patents, inventions, copyrights, know-how, trade secrets or other proprietary rights of either party except for those licenses expressly granted herein.

4.7    Press Release and Publicity

Release of Information. Neither party shall publicly announce the terms of this Agreement or advertise or release any publicity in regards to this Agreement without securing the prior written consent of the other party, which shall not be unreasonably withheld.

4.8            Export Compliance. Supplier warrants that all Product is freely exportable to all countries other than those which are generally subject to US embargo.

4.8.1                     Duty Preference

Upon request from InFocus, Supplier shall immediately furnish all Duty Preference Claim documentation in accordance with the rules of but not limited to NAFTA, Sin-US FTA, and GSP.

4.8.2                     Documentation Archival. Supplier shall maintain, and reproduce upon demand, all documentation relating to the international transport of Products for a period of not less than six (6) calendar years from the date of each shipment. All such record keeping systems will comport with the legal requirements of the U.S. and other nations including requirements set out in Parts 762 and 772, U.S. Department of Commerce, Export Administration Regulations and the U.S. Customs Record-Keeping Regulations, 19 C.F.R. 163. Supplier will provide immediate notice to InFocus (via such Parties’ appointed representatives) in the event of an action by the U.S. or other national government customs/export authorities that relates specifically to Products or Services provided to InFocus. Supplier will afford InFocus and their duly appointed agents reasonable access to the Supplier facilities for trade compliance audits purposes and further agrees to respond in a timely manner to an InFocus request for production of trade control records and to comply with all remedial or corrective actions that InFocus may specify.

4.9       Employee Relationships/Independent Parties

Independent Parties. Neither this Agreement, nor the licenses granted herein to either party, shall create any implied relations or agreements whatsoever. Nothing herein shall be construed (a) to constitute either party a representative or agent of the other party for any purpose whatsoever; (b) to constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking; or (c) to allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever.

Use of Other Party’s Name. Except as necessary to perform their obligations under this Agreement, neither party may make any reference to the other party, its trademarks or trade names in advertising, public announcements, or promotional materials without express written permission from the other party. The fact that InFocus is a customer of Supplier shall be treated as confidential information and Supplier shall not identify InFocus as one of its customers unless InFocus gives its written permission.

4.10                                   Compliance with Laws

Supplier at its own expense, shall comply with all applicable laws, rules and regulations, including without limitation those within the Territory dealing with the design, development, manufacture, sale, support and environmental compliance of the Products, and shall be responsible for the filing of all reports and notices and the payment of all taxes, custom duties, and other assessments required thereby. Failure to so comply shall constitute a breach and give rise to InFocus’ right to terminate.

Supplier shall take reasonable and acceptable measures as needed to secure that the Product moving under the Suppliers care are protected in such a way that misappropriation, theft, unobserved replacement, addition of unfamiliar product or any other unauthorized access to the Product will be prevented to the extent possible.

Supplier shall be committed to be actively involved in continuous Supply Chain Security Programs in accordance with the rules of C-TPAT.

4.10.1  Certification of Products, Safety and EMC

Certification of Product - Supplier shall provide Product that meets the appropriate Safety and EMC standards listed in Engineering Requirement Specification or Safety & EMC Requirement document.

Safety compliance shall be accomplished by Underwriters Laboratories Listing for the product and completed with an IECEE CB Scheme Test Report (CB Report) and Certificate issued by an Agency in good standing with the CB Scheme.  InFocus shall review the Safety and EMC report(s) for adequate coverage and reserves the right to request clarification and re-testing if appropriate (i.e. touch temperature, Lamp Rupture test).

EMC compliance shall be accomplished by testing with completed test reports issued by an ISO 17025 accredited facility recognized by NACLA. The product shall have a 3dB margin to the appropriate test limits, to be deemed minimally acceptable to InFocus.

Supplier shall cover EMC and Safety type testing and approval fees. Supplier shall permit InFocus to act as an Agent for Regulatory issues pertinent to the Product.

Supplier shall make available to InFocus documents including but not limited to:  schematics of power supply, other secondary circuitry schematics, full factory inspection reports (summary page report is not acceptable), plastic specifications for all plastic parts, and certificates and specifications for AC mains primary parts.

Supplier shall provide InFocus English language electronic versions of service guides, and user guides for the Product as available substantially at or before the initial production/delivery of Supplier’s version of the Product. Supplier shall be responsible for publishing service guides for the Product. Supplier grants to InFocus a royalty-free right to publish InFocus’ service guides based on the description of the Product from Supplier for internal use and to distribute them to authorized service providers under confidentiality terms where appropriate.

Supplier shall provide InFocus with electronic copies of user guides for InFocus’ modification and return to Supplier. Supplier shall produce the modified user guides and pack such guides with the PRODUCT without charge so long as the guides are not substantially changed by InFocus.

4.10.2  Product or Component Recall

If either party becomes aware that any Product or component thereof may become harmful to persons or property during normal operation (a “Safety Defect”), the party who becomes aware of the Safety Defect shall immediately give notice thereof to the other party, together with all information relevant to its determination that a Safety Defect may exist.

At InFocus’ request, Supplier and InFocus shall jointly set up a recall program with respect to any investigation or testing either or both parties deem necessary with respect to a Safety Defect, including without limitation assisting InFocus in determining whether other products supplied to InFocus by Supplier are affected by a similar Safety Defect. Supplier shall provide such cooperation and assistance whether such Safety Defect was identified by Supplier or by InFocus, or otherwise.

Supplier shall promptly identify root causes for the Safety Defect identified through investigation or testing.

Should either InFocus, or Supplier with InFocus’ permission, either voluntarily or involuntarily, recall any Product as a result of a Safety Defect (a “Recall”), Supplier shall assist and cooperate with InFocus in all respects with regard to the preparation for and execution of such Recall. Supplier shall provide such cooperation and assistance whether such Safety Defect was identified by Supplier or by InFocus, or otherwise.

Except where a Safety Defect is caused solely by either (a) a defect in a Product design supplied by InFocus or (b) a part or component supplied by InFocus, Supplier agrees to reimburse InFocus for all costs incurred in connection with such Recall including, without limitation, the cost of:  investigation, evaluation and testing; legal and other consulting fees; notification to InFocus customers and Product end users; transportation of affected Product or replacement units therefore; testing and repair of affected units; disposal or return of affected units to Supplier; replacement units or price reimbursement for recalled units whether or not the recalled units are within the warranty period; and  fines, levies or other costs imposed by any regulatory agency or governmental body in connection with such Safety Defect.

4.10.3              Country of Origin

Upon request from InFocus, Supplier shall immediately produce affidavits stating the country of manufacture in accordance with the rules of origin of the destination country.

United States law requires every article of foreign origin imported into the United States, or its immediate container , and the outer package in which such article is imported, to be marked, branded, or labeled, legibly in English words, in a conspicuous place, in such manner as to indicate the country of origin (manufacture) of such article. Shipments of materials of foreign manufacture into the United States must also indicated country of origin and labeling must comply with the above paragraph. Further work or material added to an article in a country must effect a substantial transformation in order to render such country the “Country of Origin”. United States Customs’ Law makes compliance to the regulation mandatory. Failure to comply may result in impoundment of your shipment. Any and all fines, penalties, storage costs, etc., by United States Customs are the responsibility of the exporter.

4.10.4              Restriction on Hazardous Subtances (“ROHS”)

Upon request from InFocus, Supplier shall immediately furnish all documentation in accordance with the rules of RoHS EU Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment. All Supplier acts shall be in accordance with Exhibit F Government Compliance.

4.10.4.1    Exhibit G : InFocus Restricted Material and Substances List

4.10.4.2    Notwithstanding the foregoing, Supplier shall not be responsible for RoHS non-compliance to the extent any components, systems, materials, and/or parts identified in writing by the Parties and provided by InFocus assigned or appointed vendors, nor shall Supplier be held responsible to the extent any components, systems, materials, and/or parts identified in writing by the Parties and provided by InFocus under either a consignment or a buy-sell arrangement with Supplier.

4.10.5  Foreign Corrupt Practices Act

Foreign Corrupt Practices Act; Anti-Boycott Regulations. Supplier shall not make any payment or perform any act that would constitute a violation of the U.S. Foreign Corrupt Practices Act, if applicable, or furnish any information or perform any act that would constitute any violation of any US anti-boycott laws, rules and regulations, if applicable.

No Export. For each instance in which InFocus is the discloser, recipient certifies that no Confidential Information, or any portion thereof, will be exported to any country in violation of the United States Export Administration Act and regulations thereunder.

4.11     Force Majeure

Force Majeure. If performance other than payment for this Agreement by Supplier or InFocus is prevented or delayed by reason of any cause, in whole or in part, either directly or indirectly, by act of God, fire, war, riot, civil insurrection, accident, embargo, strike or other labor unrest, or decree or order of any court or government, or any other occurrence, act, cause or thing beyond the reasonable control of, and without the fault of, the party affected, and which cannot be overcome by reasonable diligence, the party affected shall be excused from such performance to the extent that it is necessarily prevented or delayed thereby, during the period of any such cause, and this Agreement shall be deemed suspended for such period. However, after ninety (90) consecutive days of such suspension on the part of one party, the other party may terminate without liability for its obligations under this Agreement. In order to obtain a suspension, the party invoking Force Majeure shall send written notice thereof to the other within a reasonable time after the invoking party knew or should have known that performance would be delayed or prevented due to the Force Majeure.

4.12  No Waiver

Binding Effect; Waiver. This Agreement shall be binding on and inure to the benefit of the parties and their heirs, personal representatives, successors, and assigns. No waiver of any breach of this Agreement shall constitute a waiver of any other breach of the same or other provisions of this Agreement. No waiver shall be effective unless made in writing.

4.13  Severability

Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions shall not be affected thereby, and in lieu of each such illegal, invalid or unenforceable provision the parties shall negotiate in good faith to add a provision similar in terms to such illegal, invalid or unenforceable provision as may be possible.

4.14  Precedence/Conflicts of Documents

Conflicts In Documentation. In case of any conflicts on the same subject between this Agreement and any prior agreements, purchase orders, acceptances, correspondence and other documents forming part of any order for Product placed by or for InFocus and accepted by Supplier during the term of this Agreement, this Agreement shall govern and prevail, and the conflicting terms and conditions of any such documents shall be deemed deleted and shall not be binding upon either party insofar as they relate to this Agreement. The United Nations Convention on Contracts for the International Sale of Goods shall not apply. Revised UCC Article 2 Section 207 shall not apply. In the event of a conflict, the following order of precedence shall govern:  Amendments; this Agreement; Appendices; and Purchase Orders accepted under this Agreement.

4.15  Entire Agreement. This Agreement, including all Appendices annexed hereto, constitutes the entire agreement and understanding between Supplier and InFocus relative to the subject matter hereof and supersedes any previous agreements or understandings whether oral or written. This Agreement may not be amended, except in writing, signed by authorized representatives of both parties.

4.16  Applicable law

Governing Law. This Agreement has been executed and entered into in Wilsonville, Oregon, U.S.A. and shall be construed, performed and enforced in accordance with the laws of the State of Oregon, U.S.A., excluding its conflict of law principles and the United Nations Convention on Contracts for the International Sale of Goods.

Dispute Resolution; Attorneys’ Fees. For disputes regarding the Confidential Information or other Intellectual Property Rights of InFocus or any of its Related Parties, the sole and exclusive forum shall be the U.S. District Court for the District of Oregon, Portland, Oregon, USA, which both parties acknowledge to be a reasonable and convenient forum. Except for the foregoing, any other disputes arising out of or resulting from this Agreement (including, without limitation, its termination, in whole or in part) shall be finally and solely settled under the International Arbitration Rules of American Arbitration Association (“AAA”) by neutral arbitrators. If such dispute involves less than US$100,000 in controversy, there shall be one (1) arbitrator, and if such dispute involves US$100,000 or more in controversy, there shall be three (3) arbitrators. The arbitrator(s) shall be selected by mutual agreement of the parties or, in the absence of such agreement within thirty (30) days of the first written request for arbitration from the party initiating such arbitration, the arbitrator(s) shall be selected in accordance with such AAA rules. Such arbitration shall be instituted and held in Portland, Oregon, USA and shall be conducted in the English language. Any award rendered in such arbitration shall be final and binding and may be entered and enforced as a judgment with any court of competent jurisdiction. Any damages awarded by the court or by the arbitrators, as the case may be, shall be in U.S. dollars. The prevailing party in such legal proceeding or arbitration shall be entitled to receive, in addition to any other relief provided, reimbursement of its actual and reasonable attorneys’ fees and costs thereby incurred.

4.17  Exhibits

Exhibits; Headings; Counterparts; Versions.  All exhibits attached to this Agreement are an integral part hereof and shall be incorporated herein as though set forth in full.  If there is any material conflict between an exhibit and the text of this Agreement, this Agreement shall prevail.  The headings used herein are solely for convenience of reference and shall not to be considered in construing or interpreting this Agreement.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.   The English language version of this

Agreement, regardless of concurrent or later translation into any other language, shall be controlling for all purposes.

4.18                                   Insurance.

Coverage Requirements. Without limiting any of the obligations or liabilities of InFocus and Supplier, Supplier and each other supplier and its subcontractors will maintain, at its own expense, until the Support Life for all Products has terminated, insurance policies of the kind and limits listed below:

a)              General Liability:  Supplier will carry either Comprehensive or Commercial General Liability Insurance with coverage to include Premises and Operations, Products and Completed Operations, Contractual Liability, Property Damage (including completed operations), and Personal Injury with combined single limits of $* per occurrence.

b)             Umbrella: Supplier will be covered by an Umbrella coverage that follows form over the General Liability and Automobile Liability with a minimum limit of $* per occurrence, $* aggregate.

c)              Directors and Officers:  Supplier will be covered as needed by a Directors and Officers policy with a minimum limit of $* per occurrence, $* aggregate.

d)             Cargo Coverage: Supplier will be covered by Cargo Coverage.

e)              Property / Warehouse Liability:  Supplier will carry Property or Warehouse Liability insurance in amounts adequate to cover risks of damage or loss to Assured Property in its care, custody and control, as assumed under the terms of this Agreement. Any such insurance will name Assured as Loss Payee.

Claims Made Coverage. If any policies have “claims made” coverage, Supplier and each other supplier and its subcontractors will maintain such coverage with InFocus, its officers, Subsidiaries, directors and employees named as an additional insured for a minimum of five (5) years after the permitted date of termination specified above.  Any such coverage must have a retroactive date no later than the date upon which work commenced under this Agreement or any other Transaction Document.

Additional Requirements.  All deductibles on policies providing coverage will be paid by Supplier or another supplier and its subcontractors. If Supplier or any other supplier is self insured for any matter, such entity agrees to respond to any claims or losses made against or incurred by InFocus in the same fashion as if insurance had been purchased with the same or broader coverage terms as what is generally available to similar entities in the same line of business. In no event will the coverage or limits of any insurance required under this section, or the lack of availability of any other insurance, be deemed to limit or diminish in any way any Supplier’s obligations or liability to InFocus under this Agreement or any other Transaction Document.

All insurance policies will be written by a company authorized to do business in the territory and jurisdiction relevant to the particular coverage. All insurance polices will be written with appropriately licensed and financially responsible insurers.

Certificate of Insurance.  The applicable Supplier will furnish Certificates of Insurance acceptable to InFocus before any Products are produced or Services performed under any Transaction Document by the Supplier.  The Certificate of Insurance will provide that there will be no cancellation or reduction of coverage without thirty (30) days’ prior written notice to InFocus.

4.18.1              Disaster Recovery Plan

Business Recovery Plan.  Supplier shall maintain and upon request, submit to InFocus for review/comment, an InFocus-specific business recovery plan for InFocus which shall include all reasonable procedures needed to facilitate the recovery and restoration of InFocus’ business at the current monthly shipping rates, including use of an alternate Supplier facility or subcontractor facility if production is delayed for more than fourteen (14) days.  InFocus shall cooperate with such Supplier business recovery plan.  In the event that such Supplier delay continues for more than fourteen (14) days, InFocus may, at its sole option, either (a) terminate this Agreement, (b) suspend its obligations under this Agreement during the period of delay and cancel outstanding delinquent purchase orders without liability, and/or (c) invoke InFocus’ manufacturing rights as outlined under Section 3 Production and Supplier agrees to cooperate in same.

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

4.18.2              Product Liability Insurance

Product Liability Insurance. During the Term and for five (5) years after expiration or termination of this Agreement, Supplier will carry product liability insurance covering the Products in an amount not less than ten million United States dollars (U.S. $*) per accident and in annual aggregate, naming InFocus as Additional Insured. In addition, for any Consigned Parts, Supplier will carry full property insurance and name InFocus as an Additional Insured on that policy. Upon written request by InFocus, Supplier will provide InFocus appropriate insurance certificates. Nothing in this provision will serve to limit Supplier’s legal liability to InFocus for products liability.

In the event Supplier cancels its product liability or property insurance, Supplier will provide InFocus with thirty (30) days written notice of cancellation. In the event that such insurance is canceled, but not by Supplier, Supplier will notify InFocus within forty-eight (48) hours of receipt of such notice of cancellation.

4.19        Notices

Any notices required or permitted to be given under this Agreement will be in writing and deemed valid and sufficient if delivered in person, by express courier service or by facsimile transmission (provided a confirmation of transmission is received) to the addresses set forth below or any other subsequent address of which a party provides notice.

Hon Hai Precision Industry Co, Ltd

No.2 2nd Dong Huan Rd, 10th

InFocus Corporation

YouSong Industrial District

27700B SW Parkway Ave

LongHua Street, Bao’an

Wilsonville, Oregon 97070

ShenZhen 518109, GuanDong, China

4.20        Survival

Those provisions which, by their nature, continue beyond expiration or termination on a particular date, shall be deemed to survive expiration or termination of this Agreement.

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 5 : Exhibits

Exhibit A: Locations of InFocus Logistics Centers

1)   USL - USA

UPS LOGISTICS CTR-LOUISVILLE, KY

InFocus Corporation

c/o UPS-SCS

Door 33-37

2200 OUTER LOOP, BUILDING 1

LOUISVILLE, KENTUCKY

40219-3565

UNITED STATES OF AMERICA

*

*

2)   EUL – Europe/Middle East & Africa

UPS LOGISTICS GROUP BV

RINGWEG 6

ROERMOND THE NETHERKANDS

6045JL

HOLLAND

*

*

3)   APL – Asia Pacific

INFOCUS INTERNATIONAL BV

C/O INFOCUS SYSTEM ASIS P/L

FINAL DES. : BAX GLOBAL PTE LTD

NO.17 CHANGI SOUTH ST. 2

SINGAPORE 486129

SINGAPORE

*

*

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B: Authorized Purchasers

1) InFocus Corporation

27700B SW Parkway Avenue

Wilsonville, Oregon 97070-9215

United States of America.

Tel : 503-685-8888

Fax : 503-685-8845

2) InFocus Systems Asia Pte Ltd

238A Thomson Road, #18-01/04

Novena Square

Singapore 307684

Tel : 65-334-9005

Fax : 65-6565-1080

3)*

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit C: InFocus Quality Agreement

ARTICLE 1 – PURPOSE

The purpose of this Agreement is to set forth the terms and conditions under which the Parties shall elaborate and implement common quality targets and guarantees regarding the Products. This agreement is attached to and made part of the Warranty section
(Section 6.0).

ARTICLE 2 – QUALITY TARGETS

2.1. QUALITY TARGET DEFINITION

The parties agree to minimum quality targets as follows:

Volume Milestone	PPM Level	Sigma Level
Pilot Build	*	*

After 25,000 units	*	*

After 50,000 units	*	*

2.1.1 Co-developer will use best faith efforts to work towards a * sigma quality target for the product.

2.1.2 Quality and Reliability failure rates in the field shall not exceed *% annually.

2.2. PROBATION STATUS

If Supplier cannot initially meet the Quality Target (based on validated failure data), then Supplier will be placed on Probationary Status. Supplier shall develop and implement a Continuous Quality Improvement Plan for the Product which will achieve the Quality Target in no more than a six  (6) month period of time. If Supplier fails to meet the Quality Target during such period, InFocus shall have the right (but not the obligation) to cancel the Agreement and outstanding Purchase Orders shall remain in place with Supplier providing targeted screening of Products (pipeline inventory and/or other sites as designated by InFocus) delivered to InFocus so that InFocus will have no liability for specific Products which do not meet the Quality Target.Epidemic and Catastrophic failures are as defined in Exhibit H.

ARTICLE 3 – WORK GROUP DEFINITION

In order to facilitate the communication between the Parties, each Party shall make known the appropriate geographical and/or worldwide representatives to form a “Working Group”.

The Working Group’s functions are:

•                  To improve communication between the parties in the quality field

•                  To lead evolution towards a “zero defect” total quality for Products.

•                  To improve communication and co-operation in order to increase mutual confidence.

•                  To update on an agreed upon schedule, the list of Products, quality targets, and procedures covered by this Quality Agreement.

•                  To implement a weekly data summary, SPC, and issues list report.

Meetings of the working group are organized on a regular basis, at locations to be defined.

The main objective of these meetings is to review the performance history to the Quality Targets, to define and supervise corrective actions, to ensure the dialogue between the two Parties.

In case of a major issue, an exceptional meeting may be organized.

ARTICLE 4– QUALITY ASSURANCE

Supplier shall maintain a quality management system which meets the mutually agreed upon objectives stipulated in ARTICLE 2 of this Quality Agreement. Supplier shall manufacture and test the Products in accordance with a quality management system put into place by Supplier to meet such requirements, and which is reasonably acceptable to InFocus.

If Supplier receives production or test equipment, software, services, materials or other supplies from third parties for the manufacture or quality assurance of the Products, Supplier shall ensure that these are in compliance with said quality management system, whether it be by contract with those parties or through carrying out itself such tests as are necessary to assure compliance with the quality management system.

These procedures shall be used for manufacturing of the Products.

The Supplier will pay for all costs related to any event of a major quality event that needs direct InFocus involvement at the Suppliers or other facilities.

ARTICLE 5 -  VISITS OF SUPPLIER FACILITIES BY INFOCUS

InFocus may request to visit Supplier’s or sub-contractors facilities including selected manufacturing lines. Supplier agrees to allow access to its procedures, manufacturing and quality control sites. InFocus will be required to sign a separate Confidentiality Agreement for access to Supplier’s highly valuable confidential processes.InFocus will endeavour to inform Supplier at least (1) one week before the visit. In case of a major issue, exceptional meetings may be organized for anytime during normal business hours, as agreed between the Parties. Supplier will provide office space, Internet and telephone connections/access.

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 6 – CONDITIONS TO INTRODUCE / CHANGE PRODUCTS

6.1. INTRODUCTION OF PRODUCTS

Before any introduction of Products into any of InFocus’ applications, an appropriate validation shall be executed by the Parties.

The Product must be qualified according to Supplier’s qualification procedures, which will be provided upon InFocus’ request.

Supplier shall issue a qualification report for each Product and this report shall be given to InFocus for review and approval.

In addition, Supplier will validate the Products according to InFocus process defined in the Quality Plan as provided in advance by InFocus and as agreed by Supplier. Supplier will identify non-conformities to the Product’s Specifications, and will take action to remedy such non-conformities.

The Parties may agree to run additional qualification steps or tests.

If any of the above requirements are not achieved, InFocus shall be informed and corrective action steps initiated with a defined schedule. Supplier’s qualification procedure shall be agreed to in writing by InFocus and Supplier.

In the absence of a InFocus Specification, Supplier name ‘s final Specifications will be used as reference after validation by InFocus.

As necessary, InFocus reserves the right to have any qualification data validated at InFocus’s cost by an authorized lab selected by InFocus.

6.2  CHANGE IN PRODUCTS MANUFACTURING

Any major change in production process or any change that will result in change to fit, form, or function of the Product shall be transmitted to InFocus in writing prior to any action and shall include documented information about any modification, even temporary, of raw materials, manufacturing process, manufacturing site, packaging and product configuration affecting any Products.

Any Product, manufacturing or packaging changes affecting fit, form, or function of the Products shall also be part of the agenda at the regular meetings by the Work Group’s Representatives.

In case of any change affecting fit, form, or function, Supplier shall wait for the written agreement from InFocus before delivery.

As necessary, InFocus reserves the right to have any modifications, described in a change notice, validated at InFocus cost by an authorized lab selected by InFocus.

In case of temporary change affecting fit, form, or function, a request for deviation shall be issued by Supplier and is subject to approval by InFocus.

ARTICLE 7 – PROCEDURE IN CASE OF DEFECT

7.1 PROCEDURE FOR DEFECTIVE PRODUCTS

Supplier shall not deliver any Products that do not meet the Specifications or are otherwise not manufactured in accordance with the agreed-upon quality management system (“Defective Products”).

In the event InFocus receives any Defective Products, InFocus shall have the right to return such Defective Products to Supplier based on an RMA process with the RMA issued by Supplier. The defect will be re-confirmed either by Supplier’s internal laboratory or if necessary, by an authorized laboratory acceptable to both parties, In the event such defects are confirmed by the laboratory, Supplier will bear testing, transportation, and other associated costs. In the event such defects cannot be confirmed, then InFocus shall bear such costs.

In case of a major issue, an exceptional meeting can be set up and representative samples may be sent, along with a Supplier Corrective Action Request, to Supplier for analysis.

Supplier will agree to respond within 24 hours of receipt of major defect issue with preliminary analysis information of the Defective Product if feasible given the defective component, following within 5 days with detailed root cause analysis. Root cause analysis times will be negotiated in good faith by the parties when the analysis must be conducted with Product part supplier or the analysis capabilities of Supplier and/or external lab are not sufficient to perform the needed analysis. Major defects shall be limited to:

1) Defects that would create a safety hazard to assembly staff integrating the Product into the InFocus television chassis.

2) Defects that would create a safety hazard for the end customer.

3) Product that is found to be D.O.A.

4) Product that is found to produce a picture that is unacceptable/distorted beyond use.

7.2  COST OF DEFECTIVE PRODUCTS

When Supplier’s responsibility for the Defective Product has been determined by joint agreement by the parties, Supplier shall take responsibility for correcting the defect by repair, replacement, or credit, at Suppliers’ option. Prior to electing such option, Supplier shall consult with InFocus and use its best efforts to take InFocus’s preference, if any, into consideration.

7.3 PROBATION STATUS

In the event that Supplier’s Product consistently does not meet the Quality Level or Specification agreed to by the parties, InFocus reserves the right to place Supplier on Probationary Status for a period of 3 months. During this Probationary Status time, Supplier is required to demonstrate continuous Product Quality Improvement.

Failure to accomplish this improvement may result in termination of the Agreement and /or Purchase Orders, with no liability for specific Products which do not meet the Quality Target or Specification.

EXHIBIT D: Product Regulatory Compliance

Co-development

*:

•                  *

•                  InFocus Product Safety and EMC personnel will conduct final compliance tests with Agencies;

•                  InFocus compliance personnel shall participate in design reviews at important project milestones (prior to tool release, prototype complete etc.);

•                  InFocus compliance personnel will negotiate all regulatory engineering judgments;

•                  Supplier will supply prototype samples to support Agency testing;

•                  Agency Certificates, Licenses and Inspection procedures shall be held by InFocus.

•                  Supplier may be allowed to act on InFocus’s behalf for Agency file updates depending on the complexity of the update.

As the Co-development relationship matures, InFocus may choose to lower its involvement level and delegate some regulatory tasks to the Supplier if it shows the capability to handle the task.

Contract Manufacturing

•                  *

•                  Supplier shall ensure factory is in good standing by providing a copy of the complete inspection report from regulatory agency.

•                  Supplier shall inform InFocus as soon as a non compliance is issued during inspection and provide a plan of corrective action.

•                  Supplier shall maintain records of manufacturing testing (i.e. hipot, ground continuity) for a period of at least 7 years.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT E: QBR Reporting

EXHIBIT F: Government Compliance

1.               Environmental Requirements. Without limiting the generality of any other provision of this Agreement, Supplier warrants and agrees that:

Product Content. All Products and their packaging will comply with all applicable laws, and for purposes of this Agreement, such specifications are part of the Requirements and Specifications for each Product.

Shipment. All Products will be shipped in conformance with all applicable and international transportation regulations including, where applicable, regulations regarding chemicals and hazardous materials, dangerous goods, or fumigation and aeration. All packaging materials, including pallets, will be free of pests and comply with national and international regulations regarding Solid Wood Packing Materials (SWPM) where applicable.

Chemical Substances. Each chemical substance contained in a Product is on the inventory of chemical substances compiled and published by the United States Environmental Protection Agency under the Toxic Substances Control Act.

MSDS. Supplier will provide complete and accurate Material Safety Data Sheets (MSDS) for Products to InFocus prior to shipment.

Environmental Information. Supplier will furnish InFocus any information reasonably requested by them to confirm compliance with applicable laws or to determine the environmental effects of materials included in the Products or in their packaging.

Disposition of Excess Materials. Supplier will recycle or dispose of any excess or waste Products (including damaged or Noncomplying Products returned to such Supplier) in compliance with the provisions of this Agreement, applicable laws and any specific instructions received from InFocus.

Take Back. Supplier will accept back, free of charge, and dispose of in an environmentally sound manner in compliance with applicable law, any Products, material included in the Products, or their packaging returned fright prepaid by InFocus from any country that legally requires Product be taken back from the user at the end of Product life.

Ozone Depleting Substances. Supplier hereby certifies that no Product nor any component:

a.               Contains any “Class I Substances” or “Class II Substances” as those terms are defined in 42 U.S.C Section 7671 and implementing regulations of the United States Environmental Protection Agency at 40 C.F.R Part 82, as now in existence or hereafter amended; or

b.              Has been “manufactured with” a process that uses any “Class I or Class II Substances” (as those terms are defined above).

Continuous Improvement. Supplier will continuously implement and maintain processes and policies designed to protect the environment at each Facility.

Supplier. Supplier will require that each of its component suppliers and each of its subcontractors comply with each of the foregoing as regards each such entity’s activities relating to any Product or component.

2.               Social and Environmental Responsibility. Supplier warrants that in all countries in which such Supplier and, to its knowledge, information and belief, its subcontractors do business, its and their operations comply with all applicable laws and regulations governing protection of environment, employee health safety, and labor and employment practices, including but not limited to, laws and regulations relating to working hours, working conditions, wages, benefits, child labor, forced labor, freedom of association and equal employment opportunity.

3.               Accessibility Requirements. Supplier will, and will cause each of its component suppliers  and each of its subcontractors to, comply with all federal, state, local and foreign laws, rules, and regulations applicable to accessibility of information technology for people with disabilities. Upon request, Supplier will provide InFocus information regarding accessibility features of Supplier and Supplier’s or subcontractor’s products and services.

4.               Procurement Regulations. InFocus is a commercial corporation that is also a contractor and subcontractor for the U.S. government. All of the Products to be purchased from Supplier by InFocus pursuant to a subcontract/purchase order in the United States, its territories, possessions, the District of Columbia and Commonwealth of Puerto Rico are deemed to be “Commercial Items” as defined in Federal Acquisition Regulation (“FAR”) 2. 10 1, Part 12 and 52.202.1 (c). The clauses identified in FAR 52.244-6 are hereby deemed incorporated into this Agreement with respect to all Commercial Items. In addition, in accordance with determinations made as a result of U.S. government audits of InFocus, Supplier hereby agrees to comply with, and to flow down to each of its subcontractors and components suppliers, FAR 52.219-9, Small Business Subcontracting Plan. Furthermore, pursuant to FAR 52.212-5(e) and/or
FAR 44.402(b), Supplier agrees to comply with, and to flow down to each of its applicable subcontractors and components suppliers, the following FAR clauses, which are hereby incorporated by reference into this Agreement, with the same force and effect as if they were presented in full:

FAR 52.222-26, Equal Opportunity (February 1999)

FAR 52.219-8, Utilization of Small Business Concerns (October 2000)

APPICABLE IF THE SUBCONTRACTOR/PRUCHASE ORDER  EXCEEDS $2,500: FAR 52.222-41, Service

Contract Act of 1965, as Amended (May 1989) if the purchase order is principally for the furnishing of services through the use of service employees.

APPICABLE IF THE SUBCONTRACT/PURCHASE ORDER IS FOR $10,000 OR MORE:

FAR 52.222-35, Affirmative Action for Disabled Veterans and Veterans of the Vietnam Era (April 1998)

FAR 52.222-36, Affirmative Action for Workers with Disabilities (June 1998)

5.               Equal Employment Opportunity and Non-Discrimination. In addition to the foregoing, each Supplier warrants that its United States operations comply with the requirements of Executive Order 11246, the Vocational Rehabilitation Act and the Vietnam Era Veterans’ Readjustment Assistance Act.

6.               Anti-Terrorism Security Measures. Supplier agrees to comply, and to cause each of its subcontractors to comply, with all applicable laws relating to anti-terrorism security, as well as any additional anti-terrorism security requirements specified in writing by InFocus. Supplier will be liable for all fines and penalties imposed on InFocus and other damages incurred by InFocus, relating to Supplier’s, or any of its subcontractors’, non compliance with any such anti-terrorism security laws or requirements. Supplier will, upon request, provide to InFocus written descriptions of such anti-terrorism security measures.

7.              Trade Regulations

(a) Generally. Supplier acknowledges that it is knowledgeable about such laws, regulations, and related InFocus requirements, and agrees to comply with the same.

(b) Country of Origin. Supplier, at each of its Facilities, is responsible for determining the appropriate country of origin for the Products and for marking the Products in accordance with the requirements and laws. Further, Supplier will cooperate fully with InFocus in supplying data to facilitate their origin reporting requirements and qualification for preferential origin programs, including all requested origin analysis, certificates of origin, manufacturer’s affidavits, data (e.g. EDI) transmissions, and special reporting.

(c) Invoice Requirements. The following trade data elements must be able to be printed out or be capable of being transferred electronically on each commercial invoice prior to shipment of the related Products and must be sent to InFocus via the standard electronic/EDI shipping confirmation signal:

(i)      Country of Origin (line item level);

(ii)     Import Country HTS Classification (line item level);

(iii)    ECCN (line item level);

(iv)    License (line item level);

(v)     Destination Control Statement:

(vi)    InFocus Part Number; and

(vii)   Appropriate shipping term.

(d) Document Retention and Audit. Further, Supplier must maintain, and reproduce upon demand, all documentation relating to the international transport of Products for a period of not less than six (6) calendar years from the date of each shipment. All such record keeping systems will comport with the legal requirements of the U.S. and other nations including requirements set out in Parts 762 and 772, U.S. Department of Commerce, Export Administration Regulations and the U.S. Customs Record-Keeping Regulations, 19 C.F.R. 163. The affected Supplier will proved immediate notice to InFocus (via such Parties’ appointed representatives) in the event of an action by the U.S. or other national government customs/export authorities that relates specifically to Products or Services provided to InFocus. Suppler will afford InFocus and their duly appointed agents reasonable access to the Facilities for trade compliance audits purpose and further agrees to respond in a timely manner to an InFocus request for production of trade control records and to comply with all remedial or corrective actions that InFocus may specify.

(e) Importer of Record. For each transaction where InFocus is to be the importer of record, Supplier is responsible for ensuring that the related commercial documentation accurately reflects the actual price paid or payable between InFocus and Supplier. It is Supplier’s responsibility to reconcile its financial records against commercial documentation in order to validate InFocus use of transaction value, whenever possible, for declarations to customs. When transaction value cannot be applied, the affected Supplier will apply sequentially the World Trade Organization valuation rules for InFocus transactions. Supplier acknowledges that it is knowledgeable about the requirements for transaction value declarations and agrees to comply with the same.

(f) Duty Drawback. Unless otherwise requested, Supplier will allow InFocus to be the importer of record for all Product shipments. If InFocus is not the importer of record and Supplier obtains duty drawback rights to Products, Supplier will, upon InFocus’ request, provide it with documents required by the customs authorities of the country of receipt to prove importation and to transfer duty drawback rights to InFocus if it has paid or arranged deposit of the subject duties.

(g) Product Classification.

(1) Product Export and Import. InFocus will provide the Export Control Commodity Numbers (“ECCN”) and Harmonized Tariff Code Schedule Numbers, as published by the U.S. Office of Tariff Affairs and Trade Agreements (“HTS”) for its Products. Supplier will comply with applicable laws governing the import or export of Products and will be solely responsible for obtaining all requisite licenses and other authorizations.

(2) Country of Origin Marking. Except as provided in the applicable Agreement Amendment, Supplier will mark the Product containers, in English, as well as all Product units with its country of origin, in compliance with Section 304 of the United States Tariff Act. If the Product itself cannot be marked legibly due to size, then its immediate container must be marked with a signed certificate stating Country of Origin (manufacture) by quantity and part number (InFocus and Supplier’s).

(h) Government Compliance. Supplier will comply, and will cause each of its component suppliers and each of its subcontractors to comply, with all federal, state, local and foreign laws, rules and regulations applicable to the performance of such Supplier’s Transaction Documents and its Products and Service. Such compliance will include obtaining any approvals necessary to allow InFocus to sell, and its customers to use, the Products and Services.

(i) Changes to Governmental Product Standards. Supplier will immediately give notice to InFocus if any upgrade, substitution, or other change (even those that are not defined as Engineering Changes) to a Product provided by Supplier is required to make that Product meet applicable safety standards, statutes, or other governmental orders or regulations. Supplier will bear all costs associated with upgrading its manufacturing process to meet such safety standards, statutes, or other governmental orders or regulations. All Products affected by such changes and already purchased by InFocus may, at InFocus’ election, be made subject to a Product Recall under Section 4.10.2  (Product Recalls).

EXHIBIT G: InFocus Restricted Material & Substances List

InFocus Restricted Materials and Substances

Equipment Listing of Restricted Materials and/or Substances Requiring Declaration Restricted Materials and Substances Lists A and B. Lists A and B are consistent with the Material Composition Declaration Guide for Electronic Products (formerly Joint Industry Guide).

The following materials are restricted in equipment products or components supplied to or purchased by InFocus. Some uses may be allowable and will be evaluated by InFocus. Complete the form entitled “Material Composition Declaration.” (MCD) form and e-mail to ross.kruse@infocus.com.

Material/Substance	Typical Uses	Requirements and Exceptions or Maximum Concentration Value (MCV)
List A (MCDG)*
Asbestos	Heat insulation	No intentional addition
Azo Colorants	Wire coating material (inks, coatings, pigments and dyes)	No intentional addition of dyes and pigments based on the restricted amines listed (except if breakdown products are less than 30 ppm)
Cadmium/Cadmium Compounds

Thick film inks on circuit boards, solid state relays, batteries, (inks, pigments, dyes, coatings, plastics), certain glass filters, cadmium plating in high voltage applications, plugs, commutators, fuses, PVC sheathed wires, photocouplers, photodetectors, solder, electrical contacts, resistors, pole plates

No intentional addition except for uses in electrical safety applications. No contaminant levels > 100 ppm. Cadmium used as a stabilizer in PVC wire insulation is acceptable at levels below 100 ppm.
Hexavalent Chromium/Hexavalent Chromium Compounds (Cr+6)

Chromate conversion coatings for metal corrosion protection, EMI plating, (inks, pigments, dyes, coatings, plastics), vermiculite contaminant, fasteners, screws, nuts, shafts, etching of anodized aluminum, passivation of stainless steel

No intentional addition and no contaminant levels > 1000 ppm

Lead/Lead Compounds

Solder, weights, lubricants, glass lenses, light bulbs/tubes, paints, coatings, (inks, pigments, dyes, coatings, plastics, PVC sheathed wires, vulcanized rubber molding, ceramics, electrodes, resistor component, semiconductors, zinc plating, die-bond material, sensor component material, humidity sensors, X-Ray shielding plastic plates, rubber

No intentional addition (except for use in glass of Cathode Ray Tubes, fluorescent tubes, optical lenses; as an alloying element in steel containing up to 0.35% by weight, lead in aluminum containing up to 0.4% lead by weight, and as a copper alloy containing up to 4.0% lead by weight; lead in high melting temperature type solders *85% lead); lead in solders for servers, storage and storage array systems (until 2010); lead in solders for network infrastructure equipment for switching, signaling, transmission, as well as in network management systems for telecommunication; lead in electronic ceramic parts, e.g. piezoelectronic devices; lead in shielding for radiographic applications; lead in UPS transformers for medical devices). No contaminant levels > 1000 ppm. Lead used as a plasticizer in PVC wire insulation at levels < 1000 ppm is allowed, but in the case of external cables, external cords, power and interconnect cables, lead must be below 300 ppm.

Mercury/Mercury Compounds	Electrical relays/switches, lamps, batteries, inks, pigments, dyes, coatings, plastics, scanners, LCD, mercury electrodes, dry cells, mercury cells, electrical contacts, sensors, rubber, resins	No intentional addition (except for use in specialty lamps and backlit LCD lamps) No contaminant levels > 1000 ppm
Ozone Depleting Substances (ODS)	Cleaning agents, lubricants, adhesives, cooling agents, foaming plastics, halogen lamps, fire extinguishers	No intentional addition or no use in manufacturing, of Class I ODS Class II cannot be present at levels > 1000 ppm
Polybrominated biphenyls (PBB) , and Polybrominated diphenyl ethers (PBDE)	Flame retardants, plastics, circuit boards, foams, wire insulation	No intentional addition and no contaminant levels > 1000 ppm
Polychlorinated Biphenyls (PCBs)	Electrical transformers and heat exchangers	No intentional addition
Polychlorinated Naphthalenes (more than 3 chlorine atoms)	Elastic rubber, elastomer belts, oil seals, mechanical seals, insulating oil in capacitors, plastic parts	No intentional addition
Radioactive Substances	Optical lenses	No intentional addition
Short Chained Chlorinated Paraffins	Thermoplastic PVC parts, substrate conductor and wire, sheathing of electrical wires	No intentional addition

Tributyl Tin (TBT) and Triphenyl Tin (TPT)	Silicone bonding agents, rubber catalyst, SAW filters Note: Tin-Lead solder does not contain organic tin	No intentional addition
Tributyl Tin Oxide (TBTO)	Printing inks, flameproof plastics, rubber elastomers	No intentional addition
List B (MCDG)*
Antimony/Antimony Compounds	Optical lenses, solder, printing inks, wire coating material, semiconductor devices, resistor component, transformers, insulating tapes, rubber, DC converters, printed circuit boards, resin material	Report at levels > 1000 ppm
Arsenic/Arsenic Compounds	Glass, metal bonding agents, coatings, LED’s, semiconductors, photocouplers, fiberglass, insulating tapes, printed circuit boards, optical lenses	Report at levels > 1000 ppm
Beryllium/Beryllium Compounds	Beryllium-copper electrical contacts, EMI gaskets, flat springs, relays, switches, jacks, sockets, wires	Report at levels > 1000 ppm
Bismuth/Bismuth Compounds	Electrical solder, copper circuits, lead alloys, piezoelectric elements, electrodes	Report at levels > 1000 ppm
Brominated Flame Retardants (other than PBB or PBDE)	Plastics additive, vulcanized rubber molding, semiconductors, LCD, TV chassis	Report at levels > 1000 ppm
Nickel (external applications only)	Batteries, optical reflection coatings, lead frame, thick film conductors, semiconductors, decorative plating, electroplating for corrosion protection, ceramic capacitors, magnetic recording media	Report at levels > 1000 ppm
Phthalate esters e.g. di n-butyl phthalate (DBP), di-ethylhexyl phthalate (DEHP), Bis(2-methoxyethyl) phthalate (DMEP)	Equipment, plastics, paint accelerants, safety glass, adhesives, lubricants	Report at levels > 1000 ppm
Polyvinyl Chloride (PVC)	Wire insulation, plastics, tubing, conduit, packaging (blisters, shrink bands, flexible packaging)	Report at levels > 1000 ppm

Selenium/Selenium Compounds	Semiconductors, photocells, printing inks, photocouplers	Report at levels > 1000 ppm

* InFocus’ Listing of Restricted Materials and Chemicals correlates with the Material Composition Declaration Guide, Lists A and B, recognized by industry associations, for Electronic and Electrical Products. The list of compounds and their CAS numbers are provided in this work sheet.

Maximum concentration value such as 1000 ppm shall apply at the homogeneous material level. Homogeneous material means a material that cannot be mechanically disjointed into different materials or materials of uniform composition throughout. Mechanically disjointed means materials that can be separated by mechanical means such as unscrewing, crushing, grinding, and desoldering. A semiconductor component would have several homogeneous materials, i.e., the plastic housing, lead frame, tin plating of the lead frame wires, lead frame alloy, etc. An electric cable would have three materials, i.e., the internal conductor wire, the conductor wire insulation, and the outside cable jacket.

EXHIBIT H : Product Warranty & Service Support.

1.1 Scope.

*

1.2 Product Quality.

*

1.3 Warranty.

*

•

Warranty Cost *

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

1.4 Catastrophic Failure

*

1.5 No Waiver

*

1.6 Service and Support

*

•

1.7 Service Spares:

*

 *Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

*

1.8 Terms of Sale - Service Parts:

*

1.9 Repair, Outside Product Warranty Period, Inside Product EOL Date.

*

1.10 Repair from Product EOL Date to Product EOSL Date.

*

1.11 Repair Billing.

*

1.12 No Problem Found (NPF).

*

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

1.13 DOA Returns.

*

1.14 Reject Materials Authorization (RMA) Procedure.

*

1.15 Key Component Warranty table

Platform	Commodity	Supplier	Warranty
Gecko	Ballast	*	* Months
Gecko	Lamp	*	* Months
Gecko	DMD	*	* Months
Gecko	Power Supply	*	* Months
Gecko	COA	*	* Months
Gecko	Lens	*	* Months
Gecko	Colorwheel	*	* Months
Gecko	Remote	*	* Months
Gecko	Fan	*	* Months
Gecko	Keypad	*	* Months

Nacho	Lamp	*	* Months
Nacho	DMD	*	* Months
Nacho	Power Supply	*	* Months
Nacho	Lens	*	* Months
Nacho	Semi-coa	*	* Months
Nacho	Colorwheel	*	* Months
Nacho	Remote	*	* Months
Nacho	Fan	*	* Months

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Nacho	Keypad	*	* Months

1.16 Pricing table

	Description	TAT	Cost	Title	Terms
2	In Warranty repair (Cust)	*	*	Supplier	*
3	In Warranty repair (InFocus)	*	*	Supplier	*
4	In warranty repair at ASP (cust)	*	*	IFC	*
5	Out of warranty repair at ASP (InFocus)	*	*	IFC	*
6	Out of warranty repair (Cust)	*	*	Supplier	*
7	Out of warranty repair (InFocus)- Refurb	*	*	Supplier	*
8	“Fluff and Buff” (InFocus)	*	*	Supplier	*

9	Out of warranty component repair	*	*	Supplier	*
10	In warranty component repair	*	*	Supplier	*

Note :  *

*

*

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 6: Product Costs